UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2012

Vistaprint N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	000-51539	98-0417483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Hudsonweg 8 Venlo The Netherlands		5928 LW
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 31 77 850 7700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 8, 2012, Vistaprint USA, Incorporated, (“Vistaprint USA”) a wholly-owned subsidiary of Vistaprint N.V. (the “Company”), entered into a Long-Term Assignment Agreement (the “Agreement”) with Katryn Blake, the Company’s Chief Customer Officer and Executive Vice President Global Marketing.

Pursuant to the Agreement, Ms. Blake will be relocated to France for an assignment expected to cover a period of 36 months (the “Assignment”). In addition to paying costs related to obtaining work authorizations and any necessary visas, Vistaprint USA will also pay certain allowances and reimbursements in connection with the Assignment, which are discussed in detail below.

Ms. Blake will also receive salary and other cash compensation in accordance with Vistaprint’s policies and practices in the United States and is eligible to participate in the Company’s international healthcare benefits plan. She will continue to be eligible to participate in the Vistaprint USA retirement benefit plan.

In connection with her relocation, Ms. Blake is entitled to receive (i) a $3,000 allowance for miscellaneous expenses incurred in connection with the transfer process and (ii) €25,000 to cover moving expenses (to the extent she decides not to seek reimbursement for moving expenses) (collectively, the “Relocation Allowances”). Ms. Blake and her immediate family members are also entitled to be reimbursed for travel expenses, moving and storage expenses, any temporary living expenses incurred to the extent permanent accommodations are not available at the time of her arrival in France and the loss of value on the sale of up to two cars (up to $2,000 per car) based on the difference between fair market value of the car and what Ms. Blake receives in the sale.

If, within 12 months after the Assignment is effective, Ms. Blake voluntarily terminates her employment with the Company and its affiliates or is transferred to another location at her request, she must repay Vistaprint USA on a pro-rata basis the relocation allowances she received.

During the term of the Assignment, Ms. Blake is entitled to receive (i) a housing allowance of €108,000 per 12-month period for rent and (ii) a food allowance of €29,382 per 12-month period (collectively, the “Assignment Allowances”). She will also be reimbursed for (i) airfare two times per every 12-month period for her and her immediate family to travel to the United States, (ii) application and registration fees relating to the education of her children of €16,600 (including any annual school fee increases during the length of the assignment), (iii) tuition and transportation fees relating to the education of her children of €47,300 (including any annual school fee increases during the length of the assignment), (iv) property management services for her primary residence up to $3,600 per 12-month period, (v) transportation assistance up to €14,400 per 12-month period and (vi) child care assistance up to €36,000 per 12-month period.

When Ms. Blake is repatriated, she will receive a repatriation allowance of $1,000 (the “Repatriation Allowance”) and is entitled to be reimbursed for (i) the travel expenses back to the United States for her and her immediate family, (ii) moving expenses, (iii) the return of any items in storage and (iv) a rental car for up to two weeks and temporary housing for up to 30 days. If Ms. Blake’s employment with the Company is terminated for any reason during the Assignment, she will only be entitled to the reimbursements set forth in the previous sentence.

Vistaprint USA will make a payment to Ms. Blake in an amount equal to any applicable income taxes that she may incur with respect to the Relocation Allowances, the Assignment Allowances and the Repatriation Allowance. In addition, Vistaprint USA will provide Ms. Blake with tax equalization and assistance in accordance with Vistaprint USA’s Tax Equalization Policy for Expatriate Assignments, as amended from time to time. Vistaprint USA will also pay on Ms. Blake’s behalf or reimburse her for any applicable taxes directly related to any reimbursements paid under the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2012	VISTAPRINT N.V.

	By:	/s/ Michael C. Greiner
Michael C. Greiner
Vice President and Chief Accounting Officer